Amendment Regarding Condition Subsequent

This is the Second Amendment to that certain Agreement by and among ExecutiveMansions.com, Inc. (the "Buyer"), Naples Realty Services, Inc. and Naples Realty Referral Company (collectively, the "Company") dated as of May 2, 2000 (the "Agreement").

Recitals:

1.	Section 8.1 of the Agreement provided that on or before April 28,
2001, ExecutiveMansions.com would have raised at least $2 million and contributed at least $1 million to the capital of Naples Realty Services, Inc. Upon the failure of that Condition Subsequent, the majority of the tendering shareholders would have the right to reverse the transactions consummated in the Agreement as more particularly set forth in Section
8.3 of the Agreement.

2.	The market for internet related stocks has changed dramatically since the Agreement was executed and underwriters and financiers have advised ExecutiveMansions.com, Inc. that the possibility of reversing the transaction greatly restricts ExecutiveMansions.com, Inc.'s ability to raise capital.

3.	After extensive discussions, the Board of Directors of Naples
Realty Services, Inc. including a majority of the members of the Board not appointed by ExecutiveMansions.com, Inc. have recommended and approved the modification to the Agreement outlined below.

Accordingly, the parties agree that the Agreement is amended as follows:

1.	The first sentence of Section 8.1 of the Agreement, obligating
ExecutiveMansions.com, Inc. to raise $2 million and contribute $1 million to the capital of Naples Realty Services, Inc. by a date certain is hereby deleted.

2.	Section 8.2 of the Agreement is hereby amended in its entirety to read:

"	8.2	Adjustment for Stock Price. If, when the Buyer raises
$2 million through a single offering of Buyer's voting common stock, it does so at an effective price of less than $3.00 per share, then each Shareholder shall be issued additional shares as of April 28, 2001, as may be necessary to cause the total value of the Buyer stock held by each Shareholder as a result of this transaction to be $75,000.00

For example, if the Condition Subsequent is met by selling shares at $1.00 per share, then each Shareholder would be entitled to an additional 50,000 shares of Buyer Stock; if at $2.00 per share, then each Shareholder would be entitled to an additional 25,000 shares."

3. 	Section 8.3 of the Agreement is hereby deleted in its entirety.

4.	Section 8.4 of the Agreement is hereby amended to provide that the triggering event for the exercise of the Put option will be the initial public offering by ExecutiveMansions.com, Inc.

In all other respects the Agreement shall remain unchanged.

In Witness Whereof, the undersigned have set their hands and seals as of September 11, 2000.

ExecutiveMansions.com, Inc.				Naples Realty Referral
Company

By: /s/ Michael D. Dion				By: /s/ John Steinwand
  Michael D. Dion, Chairman                   John Steinwand, President

Date:  9/11/00

Naples Realty Services, Inc.

By: /s/ John Steinwand
        John Steinwand, President

    /s/ John Steinwand
        John Steinwand, Individually

    /s/ Bruce Mazzola
       Bruce Mazzola, Individually

    /s/ Kim Ellis
        Kim Ellis, Individually

    /s/ Ginny Lee
        Ginny Lee, Individually

Date: 9/11/00